Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 of Magna Entertainment Corp. to register the issuance of up to 2,000,000 additional shares of its Class A Subordinate Voting Stock and to the incorporation by reference therein of our report dated March 14, 2007, with respect to the consolidated financial statements and schedules of Magna Entertainment Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Magna Entertainment Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Magna Entertainment Corp.,  filed with the Securities and Exchange Commission.

Toronto, Canada	/s/ Ernst & Young LLP
October 30, 2007	Licensed Public Accountants